UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)      July 15, 2005

                       MYERS INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH	44301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code      (330) 253-5592

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

        The U.S. Department of Justice ("DOJ") has notified the Company that it has determined not to proceed against the Company or its employees for those matters described in the Company's voluntary reporting and internal investigation.

        On July 15, 2004, the Company announced that it had reported to the DOJ and the Securities and Exchange Commission ("SEC") certain international business practices that were believed to be in violation of U.S. and, possibly, foreign laws. The practices, which involved a limited number of customers, related to the invoicing of certain sales to foreign customers of the Company's distribution segment and sales made by foreign subsidiaries to prohibited customers in certain prohibited international jurisdictions. These business practices were discontinued and an independent investigation, which has been substantially completed, was conducted by outside counsel under the authority of the Audit Committee of the Company's Board of Directors. The results of the investigation were provided to the DOJ and the SEC. Although the DOJ's decision is not binding, it is unlikely that the DOJ would take action at a later time.

        The Company is still voluntarily working with the SEC and the Office of Foreign Asset Control, U.S. Department of the Treasury ("OFAC"), to complete the investigations with them. If the SEC or OFAC determined that these incidents were unlawful, they could take action against the Company and/or some of its employees. We will seek to settle any enforcement issues arising from these matters, however, at this time we cannot reasonably estimate its potential liability and, therefore, as of March 31, 2005, and the date of this filing, the Company has not recorded any provision for any resulting settlements or potential fines or penalties. Such amounts could be material to the Company's financial statements. The Company believes that the practices in question have no effect on previously filed financial statements, and that the final findings from the investigation will not lead to any restatement of reported financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Myers Industries, Inc.

(Registrant)

Date	July 20, 2005	By:	/s/ Gregory J. Stodnick

Gregory J. Stodnick
Vice President -- Finance & Chief Financial Officer